UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2004
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Corporate Boulevard, Robbinsville, New Jersey	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 208-9688

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to a Common Stock and Warrant Purchase Agreement dated December 17, 2004 (the “Purchase Agreement”), the Company has raised over $7 million in gross proceeds from a private placement of shares of common stock and warrants to purchase shares of common stock (the “Warrants”) to 33 institutional and other accredited investors (the “Purchasers”). The Company and the Purchasers also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) on such date, pursuant to which the Company agreed to register for resale by the Purchasers the shares of common stock and shares underlying the Warrants. The Purchase Agreement, Investor Rights Agreement and forms of Warrant are attached as exhibits to this Form 8-K. The terms of the private placement are more fully described in Item 3.02 of this Form 8-K, which description is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, the Company sold 5,495,310 shares of its common stock, par value $0.001 per share, at $1.28 per share. The investors also received five-year warrants to purchase an aggregate of 2,198,126 shares of common stock, exercisable beginning six months after closing at an exercise price of $1.47 per share and immediately exercisable one-year warrants to purchase an aggregate of 549,536 shares of common stock at an exercise price of $2.00 per share. The common stock and Warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933. The Company received over $7 million in gross cash proceeds, which will be used to fund general corporate overhead expenses and ongoing U.S. clinical studies. In connection with the private placement, the Company paid a finders fee in the amount of $294,000.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

4.1	Form of A Warrant

4.2	Form of B Warrant

10.1	Common Stock and Warrant Purchase Agreement, dated as of December 17, 2004, between NexMed, Inc. and the Purchasers set forth on Schedule 1 thereto

10.2	Investor Rights Agreement, dated as of December 17, 2004, between the Company and the Purchasers identified on Schedule 1 to thereto

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By: /s/ Vivian H. Liu
Name: Vivian H. Liu
Title: Vice President, Secretary and Chief Financial Officer
Date: December 22, 2004